UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): October 19, 2016

ANDALAY SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

336 Bon Air Ctr. #352
Greenbrae, CA 94904
(Address of principal executive offices)

(408) 402-9400
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 19, 2016,Andalay Solar, Inc.,(the “Company“) received notice that the Circuit Court of the Second Judicial Circuit for Leon County, Florida (the “Court”), had entered on October 14, 2016 an Order Granting Approval of Settlement Agreement and Stipulation (the “Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a Settlement Agreement and Stipulation (the “Settlement Agreement”) between Andalay Solar, Inc., a Delaware corporation (the “Company“) and Tarpon Bay Partners, LLC (“Tarpon”), in the matter entitled Tarpon Bay Partners, LLC v. Andalay Solar, Inc., Case No. 2016-CA-001609 (the “Action”). Tarpon commenced the Action against the Company on October 10, 2016 to recover an aggregate of $630,393.03 of past-due accounts payable of the Company (the “Claim Amount”), which Tarpon had purchased from certain vendors of the Company pursuant to the terms of separate claim purchase agreements between Tarpon and each of such vendors (the “Assigned Accounts”). The Assigned Accounts relate to certain legal, accounting, and financial services provided to the Company. The Order provides for the full and final settlement of the Claim and the Action. The Settlement Agreement was entered into on August 3, 2016 and became effective and binding upon the Company and Tarpon upon entry of the Order by the Court on October 14, 2016.

Pursuant to the terms of the Settlement Agreement approved by the Order, on October 14, 2016, the Company agreed to issue to Tarpon such number of shares (the “Settlement Shares”) of the Company's common stock, $0.0001 par value per share (the “Common Stock”), in one or more tranches, as necessary, sufficient to satisfy the Claim Amount through the issuance of freely trading securities issued pursuant to Section 3(a)(10) of the Securities Act. Pursuant to the Settlement Agreement, the Company and Tarpon agreed that seventy percent (70%) of the net proceeds received by Tarpon from the sale of the Settlement Shares will be applied to reduce the Claim Amount. In addition, upon entry of the Order, the Company shall issue to Tarpon convertible promissory notes in the principal amounts of Thirty Five Thousand Dollars ($35,000) and Seven Thousand Five Hundred Dollars ($7,500) to Corinthian Partners LLC, respectively (the “Notes”).  As such, the Company and Tarpon have reasonably estimated that the fair market value of the Settlement Shares, the Notes (as defined below) and all other amounts received or to be received by Tarpon is equal to approximately Nine Hundred Thousand Five Hundred Sixty One Dollars ($900,561).

The Settlement Agreement provides that in no event shall the Settlement Shares beneficially owned by Tarpon at any given time exceed the number of such shares that, when aggregated with all other shares of Common Stock then beneficially owned by Tarpon, or deemed beneficially owned by Tarpon, would result in Tarpon owning more than 9.99% of all of such Common Stock as would be outstanding on such date, as determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder.

Furthermore, the Settlement Agreement provides that, for so long as Tarpon or any of its affiliates hold any shares of Common Stock, the Company and its affiliates are prohibited from, without prior written consent of Tarpon (which may not be unreasonably withheld), among other actions, voting any shares of Common Stock owned or controlled by the Company or its affiliates, or soliciting any proxies or seeking to advise or influence any person with respect to any voting securities of the Company, in favor of: (1) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (2) causing a class of equity securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, or (3) taking any action which would impede the purposes and objects of the Settlement Agreement

The foregoing descriptions of the Settlement Agreement and the Order do not purport to be complete and are qualified in their entirety by reference to the full text of the Settlement Agreement and Order, which are attached, respectively, as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K (this “Report”) and are incorporated herein by reference. Readers should review each for a complete understanding of the terms and conditions associated with this transaction.

Item 3.02. Unregistered Sales of Equity Securities.

Reference is made to the disclosures set forth under Item 1.01 of this Report, with disclosures incorporated herein by reference.

The issuance of Common Stock to Tarpon pursuant to the terms of the Settlement Agreement approved by the Order is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof, as an issuance of securities in exchange for bona fide outstanding claims, where the terms and conditions of such issuance are approved by a court after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear.

Item 9.01. Exhibits.

Exhibit No.	Document
10.1	Settlement Agreement and Stipulation, dated August 3, 2016, by and between the Company and Tarpon Bay Partners, LLC.
10.2	Order Granting Approval of Settlement Agreement and Stipulation, dated October 14, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2016

ANDALAY SOLAR, INC.

By: /s/ Edward Bernstein
Name: Edward Bernstein
Title:  Chief Executive Officer

Exhibit Index

Exhibit No.	Document
10.1	Settlement Agreement and Stipulation, dated August 3, 2016, by and between the Company and Tarpon Bay Partners, LLC.
10.2	Order Granting Approval of Settlement Agreement and Stipulation, dated October 14, 2016